Exhibit 10.6

CREDIT AGREEMENT

Dated as of November 1, 2004

among

WISCONSIN ELECTRIC POWER COMPANY,

as Borrower,

THE LENDERS IDENTIFIED HEREIN,

JPMORGAN CHASE BANK,

as Administrative Agent

CITIGROUP GLOBAL MARKETS INC.,

U.S. BANK NATIONAL ASSOCIATION,

Co-Syndication Agents

MORGAN STANLEY BANK,

WACHOVIA CAPITAL MARKETS LLC,

Co-Documentation Agents

i

(Continued)

(Continued)

(Continued)

SCHEDULES

Page
Schedule I	-	Commitment Percentages
Schedule II	-	Addresses for Notices

EXHIBITS

Exhibit A	-	Form of Notice of Borrowing
Exhibit B	-	Form of Notice of Continuation/Conversion
Exhibit C	-	Form of Officer’s Certificate
Exhibit D	-	Form of Assignment Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), dated as of November 1, 2004, is entered into among WISCONSIN ELECTRIC POWER COMPANY, a Wisconsin corporation (the “Borrower”), the Lenders (as defined herein) and JPMORGAN CHASE BANK (“JPMorgan Chase”), as Administrative Agent (in such capacity, the “Agent”).

RECITALS

WHEREAS, the Borrower has requested that the Lenders provide a $125,000,000 three year unsecured revolving credit facility to the Borrower for the purposes hereinafter set forth; and

WHEREAS, the Lenders have agreed to provide such three year unsecured revolving credit facility on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1. Definitions.

As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

“Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Advance.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agent” has the meaning ascribed to in the preamble hereto.

“Applicable Margin” means, with respect to Base Rate Advances, 0.0% per annum and, with respect to Eurodollar Advances, the amount per annum set forth below in the column identified by the Applicable Rating Level at the time of determination. The Applicable Margin shall increase by an amount equal to the Utilization Fee set forth below (the “Utilization Fee”) during any period (and for only such period) in which more than 33% of the Commitments are utilized. Upon the occurrence and during the continuance of any Event of Default, the Applicable Margin shall increase by 2.0% per annum, and if any Advance is a Eurodollar Advance, it will convert to a Base Rate Advance at the end of the Interest Period then in effect for such Eurodollar Advance.

Applicable Rating Level	Level 1	Level 2	Level 3	Level 4	Level 5	Level 6	Level 7
Applicable Margin	0.320%	0.400%	0.500%	0.600%	0.700%	0.925%	1.150%
Utilization Fee	0.125%	0.125%	0.125%	0.125%	0.125%	0.125%	0.125%

Any change in the Applicable Margin shall be effective on the date on which S&P or Moody’s, as the case may be, announces any change in any rating that results in a change in the Applicable Rating Level.

“Applicable Rating Level” means, at any time, the number set forth below in the row next to the then-applicable ratings by S&P and Moody’s of the Borrower’s long-term senior unsecured debt.

Moody’s Rating S&P Rating	Applicable Rating Level
At least A1 and at least A+	1
A2 and A	2
A3 and A-	3
Baa1 and BBB+	4
Baa2 and BBB	5
Baa3 and BBB-	6
Ba1 or below* or BB+ or below*	7

*	or unrated

Notwithstanding the foregoing, (i) if there is a difference of one level in such ratings and the higher of such ratings falls in Applicable Rating Level 1, 2, 3 or 4, then the higher of such ratings shall be used to determine the Applicable Rating Level, (ii) if there is a difference of more than one level in such ratings and the higher of such ratings falls in Applicable Rating Level 1, 2, 3 or 4, then the rating one level higher than the lower of such ratings shall be used to determine the Applicable Rating Level, and (iii) if, with respect to either (i) or (ii) above, the higher of such ratings falls in Applicable Rating Level 5, 6 or 7, then the lower of the two ratings shall be used to determine the Applicable Rating Level.

“Approved Fund” means with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Assignment Agreement” means an agreement, substantially in the form of Exhibit D, pursuant to which a Lender may assign all or a portion of its rights and obligations hereunder in accordance with the terms of Section 11.3(b).

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(i) the rate of interest announced publicly by JPMorgan Chase in New York, New York from time to time, as JPMorgan Chase’s prime rate; and

(ii) 1/2 of 1% per annum above the Federal Funds Rate.

If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (ii) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in Citibank’s base rate or the Federal Funds Rate shall be effective on the effective date of such change in the base rate or the Federal Funds Rate, as the case may be.

“Base Rate Advance” means an Advance that bears interest based on the Base Rate.

“Base Rate Borrowing” means a Borrowing consisting of simultaneous Base Rate Advances.

“Borrower” has the meaning ascribed to it in the preamble hereto. It is understood that the term “Borrower” does not include the Subsidiaries of the Borrower.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.1 or converted pursuant to Section 2.4.

“Borrowing Limit” means, at any time, an amount equal to (i) 5% of the par value of the Borrower’s outstanding securities at such time (other than the amount of short term debt securities to be issued or renewed at such time) plus (ii) with respect to outstanding securities having no par value, the fair market value of such securities on their date of issuance.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Milwaukee, Wisconsin or New York, New York; provided that in the case of Eurodollar Advances, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

“Capitalization” means the sum of (i) Total Funded Debt plus (ii) Net Worth.

“Change of Control” means any of the following events: (i) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) has become, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 30% or more of the voting power of the Voting Stock of WEC on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of WEC (whether or not such securities are then currently convertible or exercisable), (ii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors of WEC cease for any reason to constitute a majority of the directors of WEC then in office unless (A) such new directors were elected by a majority of the directors of WEC who constituted the board of directors of WEC at the beginning of such period or (B) the reason for such directors failing to constitute a majority is a result of retirement by directors due to age, death or disability or (iii) the failure of WEC to directly or indirectly own at least 51% of the Voting Stock of the Borrower.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, as to any Lender, the amount set opposite such Lender’s name on Schedule I hereto or, if such Lender has entered into any Assignment Agreement, set forth for such Lender in the Register maintained by the Agent pursuant to Section 11.3(c), as such amount may be reduced pursuant to Section 2.6.

“Commitment Percentage” means, for each Lender, the percentage identified as its Commitment Percentage opposite such Lender’s name on Schedule I attached hereto, as such percentage may be modified by assignment in accordance with the terms of this Agreement.

“Credit Documents” means this Agreement, any promissory note and all other related agreements delivered hereunder or thereunder.

“Default” means any event, act or condition that, with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, at any time, any Lender that, at such time, (i) has failed to make an Advance required pursuant to the term of this Agreement, (ii) has failed to pay to the Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement or (iii) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Eligible Assignee” means a Person that is (i) a Lender, (ii) an Affiliate of a Lender, (iii) approved by the Agent and the Borrower (such approvals not to be unreasonably withheld or delayed) or (iv) a financial institution Affiliate of any Lender or an Approved Fund of any Lender immediately prior to any assignment provided that (A) the Borrower’s approval is not required during the existence and continuation of an Event of Default, (B) approval by the Borrower shall be deemed given if no objection is received by the assigning Lender and the Agent from the Borrower within five Business Day after notice of such proposed assignment has been received by the Borrower and (C) neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Environmental Laws” means any current or future legal requirement of any Governmental Authority pertaining to (i) the protection of health, safety, and the indoor or outdoor environment, (ii) the conservation, management, or use of natural resources and wildlife, (iii) the protection or use of surface water and groundwater, (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (v) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.

“Environmental Trust Bonds” has the meaning assigned to such term in Section 196.027 of the Wisconsin Statutes or any successor thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity, whether or not incorporated, which is under common control with the Borrower or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group that includes the Borrower or any of its Subsidiaries and that is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Advance “ means an Advance bearing interest at the Eurodollar Rate.

“Eurodollar Borrowing” means a Borrowing consisting of simultaneous Eurodollar Advances.

“Eurodollar Rate” means, for the Interest Period applicable thereto, the rate per annum equal to the sum of (i) the London Interbank Offered Rate plus (ii) the Applicable Margin.

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Facility Fee Percentage” means the rate per annum set forth in the column identified by the Applicable Rating Level at the time of determination:

Applicable Rating Level	Level 1	Level 2	Level 3	Level 4	Level 5	Level 6	Level 7
Facility Fee Percentage	0.080%	0.100%	0.125%	0.150%	0.175%	0.200%	0.350%

Any change in the Facility Fee Percentage shall be effective on the date on which S&P or Moody’s, as the case may be, announces any change in any rating that results in a change in the Applicable Rating Level.

“Fee Letter” means that certain letter agreement, dated as of October 5, 2004, between JPMorgan Chase Bank, J.P. Morgan Securities Inc., the Borrower, Wisconsin Electric Fuel Trust and Wisconsin Energy Corporation as amended, modified, supplemented or replaced from time to time.

“Federal Funds Rate” means for any day the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent.

“Funded Debt” of any Person means, without duplication, the sum of (i) all Indebtedness of such Person for borrowed money, (ii) all purchase money Indebtedness of such Person, (iii) the principal portion of all obligations of such Person under capital lease obligations, (iv) all obligations, contingent or otherwise, relative to the face amount of all letters of credit (other than letters of credit supporting trade payables in the ordinary course of business), whether or not drawn, and banker’s acceptances issued for the account of such Person, in each case in excess of $10 million, subject to the further limitations hereafter provided (it being understood that, to the extent an undrawn letter of credit supports another obligation consisting of Indebtedness, in calculating aggregated Indebtedness only such other obligation shall be included), (v) all Guaranty Obligations of such Person with respect to Indebtedness and obligations of the type described in clauses (i) through (iv) hereof of another Person in excess of $10 million, subject to the further limitations hereafter provided, (vi) all Indebtedness and obligations of the type described in clauses (i), (ii), (iii), (iv), (viii) and (ix) hereof of another Person in excess of $10 million, subject to the further limitations hereafter provided, secured by a Lien on any property of such Person whether or not such Indebtedness or obligations has been assumed by such Person, (vii) all Indebtedness and obligations of the type described in clauses (i), (ii), (iii), (iv), (viii) and (ix) hereof of any partnership or unincorporated joint venture in excess of $10 million, subject to the further limitations hereafter provided, to the extent such Person is legally obligated, net of any assets of such partnership or joint venture, (viii) the outstanding principal balance in excess of $10 million, subject to the further limitations hereafter provided, under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, (ix) all net obligations of such Person in excess of $10 million, subject to the further limitations hereafter provided, in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements and (x) all Indebtedness and obligations of the types described in the foregoing clauses (iv) through (ix) hereof, to the extent excluded from the definition of “Funded Debt” hereunder (as a result of such Indebtedness or obligation being less than $10 million), and to the extent in excess of $200 million in the aggregate.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (iv) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations, other than intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person that would appear as liabilities on a balance sheet of such Person, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all Guaranty Obligations of such Person, (vii) the principal portion of all obligations of such Person under (A) capital lease obligations and (B) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, (viii) all obligations of such Person to repurchase any securities, which repurchase obligation is related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (ix) all net obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging arrangements, (x) the maximum amount of all performance and standby letters of credit issued or bankers’ acceptance facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), and (xi) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture for which such Person is legally obligated.

“Interest Payment Date” means (i) as to Base Rate Advances, quarterly in arrears on the last day of each March, June, September and December and the Maturity Date and (ii) as to Eurodollar Advances, the last day of each applicable Interest Period and the Maturity Date and, in addition, where the applicable Interest Period for a Eurodollar Advance is greater than three months, then also on the last day of each fiscal quarter of the Borrower during such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Advances where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding day.

“Interest Period” means, as to Eurodollar Advances, a period of one, two, three or, subject to availability, six months’ duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions of Eurodollar Advances); provided, however, (i) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (ii) no Interest Period shall extend beyond the Maturity Date and (iii) with respect to Eurodollar Advances, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

“Lender” means any of the Persons identified as a “Lender” on the signature pages hereto, and any Eligible Assignee that may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“London Interbank Offered Rate” means, with respect to any Eurodollar Borrowing for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Dow Jones Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Dow Jones Markets Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Borrowing for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

“Long-Term PSCW Approval” means a PSCW Approval that authorizes receipt by the Borrower of Advances that may be repaid at least one year after the respective dates on which such Advances are made.

“Material Adverse Effect” means a material adverse effect on (i) the business, condition (financial or otherwise), operations or prospects of the Borrower, (ii) the ability of the Borrower to perform its obligations under this Agreement or (iii) the validity or enforceability of this Agreement, any of the other Credit Documents, or the rights and remedies of the Lenders hereunder or thereunder.

“Maturity Date” means November 1, 2007, or such later date that may be established from time to time pursuant to Section 2.7 hereof, or, in either case, the earlier date of termination in whole of the Commitments pursuant to Section 2.6 or Section 9.2 hereof.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan covered by Title IV of ERISA that is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, of which the Borrower or any ERISA Affiliate and at least one employer other than the Borrower or any ERISA Affiliate are contributing sponsors.

“Net Worth” means, as of any date, the shareholders’ equity or net worth of the Borrower and its Subsidiaries, on a consolidated basis, as determined in accordance with GAAP.

“Notice of Borrowing” means a request by the Borrower for a Borrowing in the form of Exhibit A.

“Notice of Continuation/Conversion” means a request by the Borrower for the continuation or conversion of a Borrowing in the form of Exhibit B.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Permitted Liens” means (i) Liens securing the obligations of the Borrower hereunder, (ii) the Lien of the Borrower’s Mortgage and Deed of Trust dated October 28, 1938, as heretofore or hereafter amended, modified and supplemented, to Firstar Trust Company, as trustee (the “Mortgage”), securing the Borrower’s First Mortgage Bonds upon any property or assets, whether now owned or hereafter acquired, (iii) Liens on property existing at the time of acquisition or construction of such property (or created within one year after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise, or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any such Liens to repairs, renewals, replacements, substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto, (iv) any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part of Liens (including, without limitation, the Mortgage)

permitted by the foregoing clauses (ii) and (iii), (v) the pledge of any bonds or other securities at any time issued under any of the Liens permitted by clauses (ii), (iii) or (iv), (vi) Liens of taxes, assessments or governmental charges for the then current year and taxes, assessments or governmental charges not then delinquent; Liens for workers’ compensation awards and similar obligations not then delinquent; mechanics’, laborers’, materialmen’s and similar Liens not then delinquent; and any of such liens, whether or not delinquent, whose validity is at the time being contested in good faith by the Borrower, (vii) Liens and charges incidental to construction or current operations, which have not at the time been filed or asserted or the payment of which has been adequately secured or which, in the opinion of counsel, are not material in amount, (viii) Liens, securing obligations neither assumed by the Borrower nor on account of which it customarily pays interest directly or indirectly, existing, either at the date hereof, or, as to property hereafter acquired, at the time of acquisition by the Borrower, (xi) any right that any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of the Borrower upon payment of reasonable compensation therefor, or to terminate any franchise, license or other rights or to regulate the property and business of the Borrower, (x) the Lien of judgments covered by insurance, or upon appeal and covered, if necessary, by the filing of an appeal bond, or if not so covered not exceeding at any one time $1,000,000 in aggregate amount, (xi) easements or reservations in respect of any property of the Borrower for the purpose of roads, pipelines, utility transmission and distribution lines or other rights-of-way and similar purposes, zoning ordinances, regulations, reservations, restrictions, covenants, party wall agreements, conditions of record and other encumbrances (other than to secure the payment of money), none of which in the opinion of counsel are such as to interfere with the proper operation and development of the property affected thereby in the business of the Borrower for the use intended, (xii) any Lien or encumbrance, moneys sufficient for the discharge of which have been deposited in trust with the trustee under the Borrower’s Indenture dated as of December 1, 1995, as heretofore or hereafter amended, modified and supplemented, with Firstar Trust Company, as trustee (the “Indenture”), providing for certain debt securities or with the trustee or mortgagee under the instrument evidencing such Lien or encumbrance, with irrevocable authority to the trustee under the Indenture or to such other trustee or mortgagee to apply such moneys to the discharge of such Lien or encumbrance to the extent required for such purpose, (xiii) Liens incurred to secure the Borrower’s payment obligations pursuant to Section 7.06 of the Indenture, (xiv) any defects of title and any terms, conditions, agreements, covenants, exceptions and reservations expressed or provided in deeds or other instruments, respectively, under and by virtue of which the Borrower has acquired any property or shall hereafter acquire any property, none of which, in the opinion of counsel, materially adversely affects the operation of the properties of the Borrower, (xv) the pledge of cash or marketable securities for the purpose of obtaining any indemnity, performance or other similar bonds in the ordinary course of business, or as security for the payment of taxes or other assessments being contested in good faith, or for the purpose of obtaining a stay or discharge in the course of any legal proceedings, (xvi) the pledge or assignment in the ordinary course of business of electricity, gas (either natural or artificial) or steam, accounts receivable or customers’ installment paper, (xvii) rights reserved to or vested in others to take or receive any part of the electricity, gas (either natural or artificial), steam or any by-products thereof generated or produced by or from any properties of the Borrower or with respect to any other rights concerning electricity, gas (either natural or artificial) or steam supply, transportation, or storage that are in use in the ordinary course of the electricity, gas (either natural or artificial) or steam business, (xviii) any landlord’s Lien, (xix) Liens created or assumed by the Borrower in connection with the issuance of debt securities, the interest on which is excludable from the gross income of the holders of such securities pursuant to Section 103 of the Code, for purposes of financing, in whole or in part, the acquisition or construction of property to be used by the Borrower, but such Liens shall be limited to the property so financed (and the real estate on which such property is to be located), (xx) Liens affixing to property of the Borrower at the time a Person consolidates with or merges into, or transfers all or substantially all of its assets to, the Borrower, provided that in the opinion of the Board of Directors of the Borrower (the “Board”) or any authorized committee of the Board or Borrower management (evidenced by a certified Board resolution or an Officers’ Certificate) the property acquired pursuant to the consolidation, merger or asset transfer is adequate security for the Lien, and (xxi) Liens or encumbrances not otherwise permitted if, at the time of incurrence and after giving effect thereto, the aggregate of all obligations of the Borrower secured thereby does not exceed 15% of Total Assets.

“Person” means any individual, partnership, joint venture, firm, corporation, association, trust, limited liability company or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“PSCW Approval” means an order of the Public Service Commission of Wisconsin that is required to be obtained in order for the Borrower legally and validly to issue short term debt securities in excess of the Borrowing Limit or otherwise authorizes the incurrence of debt by the Borrower hereunder.

“Register” has the meaning set forth in Section 11.3(c).

“Regulation D, U or X” means Regulation D, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof

“Reportable Event” means a “reportable event” as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

“Required Lenders” means Lenders holding in excess of 50% of outstanding Advances, or, if no Advances are outstanding, in excess of 50% of the Commitments.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent” means, with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture, limited liability company or other entity in which such person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.

“Termination Event” means (i) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA), (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan, (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA, (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA, (v) any event or condition that might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vi) the complete or partial withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

“Total Assets” means all assets of the Borrower as shown on its most recent quarterly or annual audited consolidated balance sheet, as determined in accordance with GAAP.

“Total Funded Debt” means all Funded Debt of the Borrower and its Subsidiaries, on a consolidated basis, as determined in accordance with GAAP.

“Type” when used with respect to any Advance or Borrowing, refers to the rate of interest on such Advance or the Advances comprising such Borrowing (either the Base Rate or the Eurodollar Rate).

“Utilization Fee” has the meaning set forth in the definition of “Applicable Margin”.

“Voting Stock” means all classes of the capital stock (or other voting interests) of a Person then outstanding and normally entitled to vote in the election of directors.

“WEC” means Wisconsin Energy Corporation, a Wisconsin corporation and its successors and assigns.

SECTION 1.2. Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in this Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided.

SECTION 1.3. Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements described in Section 5.1(e)); provided, however, if (i) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (ii) the Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the financial statements most recently delivered by the Borrower to the Lenders as to which no such objection shall have been made.

ARTICLE II

THE COMMITMENTS AND THE BORROWINGS

SECTION 2.1. The Commitments.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make Advances to the Borrower in Dollars, at any time and from time to time prior to the Maturity Date, in an amount not to exceed at any time such Lender’s Commitment, provided, however, that the aggregate principal amount of Borrowings outstanding shall not exceed the aggregate Commitments and with respect to each individual Lender, the aggregate principal amount of Advances outstanding to such Lender shall not exceed such Lender’s Commitment Percentage of the aggregate Commitments. Unless and until the Borrower has obtained a Long-Term PSCW Approval (and provided the Agent and, via the Agent, each Lender with a copy thereof), amounts borrowed and repaid hereunder may not be reborrowed; thereafter, subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Advances.

SECTION 2.2. Method of Borrowing.

By no later than 11:00 a.m. (i) on the date of the requested Borrowing that will comprise Base Rate Advances or (ii) three Business Days prior to the date of the requested Borrowing that will comprise Eurodollar Advances, the Borrower shall submit to the Agent a written Notice of Borrowing setting forth (A) the amount requested, (B) whether such Advances shall accrue interest at the Base Rate or the Eurodollar Rate, (C) with respect to Borrowings that will be comprised of Eurodollar Advances, the Interest Period applicable thereto, and (D) certification that the Borrower has complied in all respects with Section 5.2.

SECTION 2.3. Funding of Borrowings.

(a) Upon receipt of a Notice of Borrowing, the Agent shall promptly inform the Lenders as to the terms thereof. Each such Lender shall make its Commitment Percentage of the requested Borrowing available to the Agent by 1:00 p.m. on the date specified in the Notice of Borrowing by deposit, in Dollars, of immediately available funds at the principal offices of the Agent in New York, New York or at such other address as the Agent may designate in writing. The amount of the requested Borrowing will then be made available to the Borrower by the Agent by crediting the account of the Borrower on the books of such office of the Agent, to the extent the amount of such Borrowing is made available to the Agent.

(b) No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Advances hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Agent shall have been notified by any Lender prior to the date of any such Borrowing (in the case of a Eurodollar Borrowing) or the time of any such Borrowing (in the case of a Base Rate Borrowing) that such Lender does not intend to make available to the Agent its portion of the Borrowing to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on the date of such Borrowing, and the Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent, the Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to, (i) if from the Borrower, the applicable rate for such Advance pursuant to the Notice of Borrowing and (ii) if from a Lender, the Federal Funds Rate.

SECTION 2.4. Continuations and Conversions.

The Borrower shall have the option, on any Business Day, to continue existing Eurodollar Advances for a subsequent Interest Period, to convert Base Rate Advances into Eurodollar Advances or to convert Eurodollar Advances into Base Rate Advances; provided, however, that (i) each such continuation or conversion must be requested by the Borrower pursuant to a written Notice of Continuation/Conversion in compliance with the terms set forth below, (ii) except as provided in Section 4.1, Eurodollar Advances may be continued or converted into Base Rate Advances only on the last day of the Interest Period applicable hereto, (iii) Eurodollar Advances may not be continued nor may Base Rate Advances be converted into Eurodollar Advances during the existence and continuation of a Default or Event of Default and (iv) any request to extend a Eurodollar Advance that fails to comply with the terms hereof or any failure to request an extension of a Eurodollar Advance that fails to comply with the terms hereof or any failure to request an extension of a Eurodollar Advance at the end of an Interest Period shall constitute a conversion to a Base Rate Advance on the last day of the applicable Interest Period. Each continuation or conversion must be requested by the Borrower no later than 11:00 a.m. (A) on the date for a requested conversion of a Eurodollar Advance to a Base Rate Advance or (B) three Business Days prior to the date for a requested continuation of a Eurodollar Advance or conversion of a Base Rate Advance to a Eurodollar Advance, in each case pursuant to a written Notice of Continuation/Conversion submitted to the Agent, which shall set forth (1) whether the Borrower wishes to continue or convert such Advances and (2) if the request is to continue a Eurodollar Advance or convert a Base Rate Advance to a Eurodollar Advance, the Interest Period applicable thereto.

SECTION 2.5. Minimum Amounts.

Each request for a Borrowing or a conversion or continuation hereunder shall be subject to the following requirements: (i) each Borrowing consisting of Eurodollar Advances shall be in a minimum of $5,000,000 (and in integral multiples of $1,000,000 in excess thereof); (ii) each Borrowing consisting of Base Rate Advances shall be in a minimum amount of the lesser of $1,000,000 (and in integral multiples of $500,000 in excess thereof) and the remaining amount available to be borrowed; and (iii) no more than ten Eurodollar Borrowings shall be outstanding hereunder at any one time. For the purposes of this Section, all Eurodollar Borrowings with the same Interest Periods that begin and end on the same date shall be considered as one Eurodollar Borrowing, but Eurodollar Borrowings with different Interest Periods, even if they begin on the same date, shall be considered separate Eurodollar Borrowings.

SECTION 2.6. Reduction of the Commitments.

(a) Optional Reduction of Commitments. Upon at least five Business Days’ notice, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Commitments at any time or from time to time; provided that each partial reduction shall be in an aggregate amount at least equal to $10,000,000 and in integral multiples of $1,000,000 above such amount and no reduction shall be made that would reduce the Commitments to an amount less than the then Outstanding Borrowings. Any reduction in (or termination of) the Commitments shall be permanent and may not be reinstated.

(b) Mandatory Reduction of Commitments.

(i) The Commitments shall automatically terminate on the Maturity Date.

(ii) For so long as the Borrower has not obtained a Long-Term PSCW Approval, upon the repayment or prepayment of any Borrowing pursuant to Section 3.2 or Section 3.3, the Commitments shall automatically and permanently be reduced by an amount equal to the aggregate principal amount of the Borrowing so repaid or prepaid.

SECTION 2.7. Extension of Maturity Date.

(a) Not earlier than 45 days prior to, nor later than 30 days prior to, the then Maturity Date, the Borrower may request by Requisite Notice (as defined below) made to the Agent (which shall promptly notify the Lenders) a 364-day extension of the Maturity Date. Such request shall include a certificate signed by a Responsible Officer (as defined below) stating that (i) the representations and warranties contained in Article VI are true and correct on and as of the date of such certificate and (ii) no Default or Event of Default has occurred and is continuing. Each Lender shall notify the Agent by Requisite Notice by the date specified by the Agent (which date shall be a Business Day and shall not be less than 15 Business Days prior to, nor more than 30 days prior to, the then Maturity Date) that either (A) such Lender declines to consent to extending the Maturity Date or (B) such Lender consents to extending the Maturity Date. Any Lender not responding within the above time period shall be deemed not to have consented to extending the Maturity Date. The Agent shall, after receiving the notifications from all of the Lenders or the expiration of such period, whichever is earlier, notify the Borrower and the Lenders of the results thereof.

(b) If any Lender declines, or is deemed to have declined, to consent to such request for extension (a “Declining Lender”), provided that no Default or Event of Default has occurred and is continuing at such time, the Borrower may elect to either (i) request the non-Declining Lenders to extend the Maturity Date, or (ii) at its own expense (such expense to include any transfer fee payable to the Agent under Section 11.3(b) and any expense pursuant to Section 4.3) and in its sole discretion, require such Declining Lender to transfer and assign in whole (but not in part) without recourse (in accordance with and subject to the terms and conditions of Section 11.3(b)) all of its interests, rights and obligations under this Agreement to an Eligible Assignee, which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (B) the assigning Declining Lender shall have received in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Advances hereunder held by such assigning Declining Lender and all other amounts owed to such assigning Declining Lender hereunder, including amounts owed pursuant to Sections 4.1 through 4.4.

(c) If (i) there are one or more Declining Lenders and the Borrower elects to have the non-Declining Lenders extend the Maturity Date or (ii) there are any removals or replacements of Lenders pursuant to the prior subsection, and after giving effect to such removals or replacements of Lenders, all of the Lenders have consented to extending the Maturity Date; then the Maturity Date shall be extended (solely with respect to the non-Declining Lenders) to the date that is 364 days after the then Maturity Date, effective as of the date to be determined by the Agent and the Borrower (the “Maturity Extension Decision Date”), and the Agent shall promptly notify the Lenders thereof. On or prior to the Maturity Extension Decision Date, the Borrower shall deliver to the Agent, in form and substance satisfactory to the Agent and the Lenders (1) the corporate resolution of the Borrower authorizing such extension, certified as in effect as of the Maturity Extension Decision Date and the related incumbency certificate of the

Borrower, and (2) new or amended promissory notes, if requested by any new or affected Lender, evidencing such new or revised Commitment. The Agent shall distribute an amended Schedule 1.1. to Credit Agreement (which shall thereafter be incorporated into this Agreement), to reflect any changes in Lenders, the Commitment and each Lender’s pro rata share thereof.

(d) For purposes of this Section:

(i) “Responsible Officer” means the chairman of the board, chief executive officer, president, chief financial officer, treasurer, or assistant treasurer of the Borrower. Any document or certificate hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

(ii) “Requisite Notice” means irrevocable written notice to the intended recipient or irrevocable telephonic notice to the intended recipient, immediately followed by a written notice to such recipient. Such notices shall be (i) delivered to such recipient at the address or telephone number specified on Schedule 11.1 or as otherwise designated by such recipient by Requisite Notice to each other party hereto, and (ii) if made by the Borrower, given or made by a Responsible Officer. Any written notice delivered shall be delivered as provided in Section 11.1. Any notice sent by other than hardcopy shall be promptly confirmed by a telephone call to the recipient and, if requested by the Agent, by a manually-signed hardcopy thereof.

ARTICLE III

PAYMENTS

SECTION 3.1. Interest.

(a) Interest Rate.

(i) All Base Rate Advances shall accrue interest at the Base Rate.

(ii) All Eurodollar Advances shall accrue interest at the Eurodollar Rate applicable to such Eurodollar Advance.

(b) Interest Payments. Interest on Advances shall be due and payable in arrears on each Interest Payment Date.

SECTION 3.2. Prepayments.

(a) Optional Prepayments. The Borrower shall have the right to prepay Advances in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Advances may be prepaid only on two Business Days’ prior written notice to the Agent, and any prepayment of Eurodollar Advances will be subject to Section 4.3, and (ii) each partial prepayment of Advances shall be in the minimum principal amount of $1,000,000 and in increments of $1,000,000 in excess thereof; provided that if less than $1,000,000 would remain outstanding after such prepayment, such prepayment shall be in the amount of the entire outstanding principal amount of the Advances. Amounts prepaid hereunder shall be applied as the Borrower may elect; provided that if the Borrower fails to specify an optional prepayment then such prepayment shall be applied first to Base Rate Advances, and then to Eurodollar Advances in direct order of Interest Period maturities.

(b) Mandatory Prepayments. If at any time the aggregate principal amount of Borrowings outstanding exceeds the aggregate Commitments, the Borrower shall immediately make a principal payment to the Agent for the ratable accounts of the Lenders as shall be necessary in order that the aggregate principal amount of Borrowings outstanding (after giving effect to such prepayment) will be less than or equal to the aggregate Commitments. Any payments made under this subsection (b) shall be subject to Section 4.3 and, in the case of principal payments, shall be applied first to Base Rate Advances, and then to Eurodollar Advances in direct order of Interest Period maturities.

SECTION 3.3. Payment in full at Maturity.

On the Maturity Date, the entire outstanding principal balance of all Advances, together with accrued but unpaid interest and all other sums owing under this Agreement, shall be due and payable in full; provided, however, that until the Borrower obtains a Long-Term PSCW Approval (and provides the Agent and, via the Agent, each Lender with a copy thereof), the outstanding principal balance of each Advance, together with accrued but unpaid interest thereon, shall be due and payable in full on the earlier of (i) the date that is 364 days following the date on which such Advance is made and (ii) the Maturity Date.

SECTION 3.4. Fees.

(a) Facility Fee. In consideration of the Commitments being made available by the Lenders hereunder, the Borrower agrees to pay to the Agent, for the pro rata benefit of each Lender, a facility fee at a rate per annum equal to the Facility Fee Percentage in effect from time to time commencing on the date hereof, on the Commitment from time to time of such Lender (regardless of usage), quarterly in arrears, on the last day of each March, June, September and December, on the Maturity Date, and (if applicable) on the date after the Maturity Date on which all Advances and other amounts payable by the Borrower hereunder are paid in full (without regard to any termination of the Commitments on the Maturity Date).

(b) Administrative Fees. The Borrower agrees to pay to the Agent, for its own account, such other fees as agreed to between the Borrower and the Agent in the Fee Letter.

SECTION 3.5. Place and Manner of Payments.

All payments of principal, interest, fees, expenses and other amounts to be made by the Borrower under this Agreement shall be received without setoff, deduction or counterclaim not later than 2:00 p.m. on the date when due in Dollars and in immediately available funds by the Agent at its offices in Milwaukee, Wisconsin. The Borrower shall, at the time it makes any payment under this Agreement, specify to the Agent the Borrowings, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Agent shall distribute such payment to the Lenders in such manner as it reasonably determines in its sole discretion).

SECTION 3.6. Pro Rata Treatment.

Except to the extent otherwise provided herein, all Borrowings, each payment or prepayment of principal of any Advance, each payment of interest on the Advances, each payment of facility fees, each reduction of the Commitments, and each conversion or continuation of any Advance, shall be allocated pro rata among the Lenders in accordance with the respective Commitment Percentages; provided that, if any Lender shall have failed to fund its applicable pro rata share of any Borrowing, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.6 shall instead be payable to the Agent until the share of such Borrowing not funded by such Lender has been repaid; and provided, further, that in the event any amount paid to any Lender pursuant to this Section 3.6 is rescinded or must otherwise be returned by the Agent, each Lender shall, upon the request of the Agent, repay to the Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Agent until the date the Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus two percent per annum.

SECTION 3.7. Computations of Interest and Fees.

(a) Except for Base Rate Advances bearing interest determined under clause (i) of the definition of Base Rate, on which interest shall be computed on the basis of a 365 or 366 day year, as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days.

(b) It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this subsection, which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement or otherwise exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this subsection and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value that is characterized as interest on the Advances under applicable law and that would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount that would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Advances and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount that would have been excessive exceeds such unpaid principal amount of the Advances. The right to demand payment of the Advances or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest that has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Advances shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Advances so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

SECTION 3.8. Sharing of Payments.

Each Lender agrees that, in the event that any Lender shall obtain payment in respect of any Advance or any other obligation owing to such Lender under this Agreement through the exercise of a right of set-off, banker’s lien, counterclaim or otherwise (including, but not limited to, pursuant to the Bankruptcy Code) in excess of its pro rata share as provided for in this Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Advance and other obligations, in such amounts and with such other adjustments from time to time, as shall be equitable in order that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement. Each Lender further agrees that if a payment to a Lender (which is obtained by such Lender through the exercise of a right of set-off, banker’s lien, counterclaim or otherwise) shall be rescinded or must otherwise be restored, each Lender that shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Advance or other obligation in the amount of such participation. Except as otherwise expressly provided in this Agreement, if any Lender shall fail to remit to the Agent or any other Lender an amount payable by such Lender to the Agent or such other Lender pursuant to this Agreement on the date when such amount is due, such payments shall accrue interest thereon, for each day from the date such amount is due until the day such amount is paid to the Agent or such other Lender, at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.8 to share in the benefits of any recovery on such secured claim.

SECTION 3.9. Additional Interest on Advances.

The Borrower agrees to pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the Borrower through the Agent, and such determination shall be conclusive and binding for all purposes, absent manifest error.

SECTION 3.10. Evidence of Debt.

(a) Each Lender shall maintain an account or accounts evidencing each Advance made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b) The Agent shall maintain the Register pursuant to Section 11.3(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Advance hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from or for the account of the Borrower and each Lender’s share thereof. The Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

(c) The entries made in the accounts, Register and subaccounts maintained pursuant to subsection (b) (and, if consistent with the entries of the Agent, subsection (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Advances made by such Lender in accordance with the terms hereof.

(d) Any Lender may request that its Advances be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note, in a form acceptable to the Agent, payable to the order of such Lender. Thereafter, the Advances evidenced by such note and interest thereon shall at all times (including after any assignment pursuant to Section 11.3) be represented by one or more promissory notes payable to the order of the payee named therein or any assignee pursuant to Section 11.3, except to the extent that any such Lender or assignee subsequently returns any such note for cancellation and requests that such Advances once again be evidenced as described in subsections (a) and (b) above.

ARTICLE IV

ADDITIONAL PROVISIONS REGARDING ADVANCES

SECTION 4.1. Eurodollar Borrowing Provisions.

(a) Unavailability. In the event that the Agent shall have determined in good faith (i) that Dollar deposits in the principal amounts requested with respect to a Eurodollar Borrowing are not generally available in the London interbank Eurodollar market or (ii) that reasonable means do not exist for ascertaining the Eurodollar Rate, the Agent shall, as soon as practicable thereafter, give notice of such determination to the Borrower and the Lenders. In the event of any such determination under clause (i) or (ii) above, until the Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any request by the Borrower for Eurodollar Borrowings shall be deemed to be a request for Base Rate Borrowings, (B) any request by the Borrower for conversion into or continuation of Eurodollar Borrowings shall be deemed to be a request for conversion into or continuation of Base Rate Borrowings and (C) any Borrowings that were to be converted or continued as Eurodollar Borrowings on the first day of an Interest Period shall be converted to or continued as Base Rate Borrowings.

(b) Change in Legality. Notwithstanding any other provision herein, if any change, after the date hereof, in any law or regulation (including the introduction of any new law or regulation) or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Advance or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Advance, then, by written notice to the Borrower and to the Agent, such Lender may:

(i) declare that Eurodollar Advances, and conversions to or continuations of Eurodollar Advances, will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for, or for conversion into or continuation of, Eurodollar Borrowings shall, as to such Lender only, be deemed a request for, or for conversion into or continuation of, Base Rate Borrowings, unless such declaration shall be subsequently withdrawn; and

(ii) require that all outstanding Eurodollar Advances made by it be converted to Base Rate Advances in which event all such Eurodollar Advances shall be automatically converted to Base Rate Advances.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Advances that would have been made by such Lender or the converted Eurodollar Advances of such Lender shall instead be applied to repay the Base Rate Advances made by such Lenders in lieu of, or resulting from the conversion of, such Eurodollar Advances.

(c) Requirements of Law. If at any time a Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to the making, the commitment to make or the maintaining of any Eurodollar Advance because of (i) any change, after the date hereof, in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or such order) including, without limitation, the imposition, modification or deemed applicability of any reserves, deposits or similar requirements (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of additional interest under Section 3.9) or (ii) other circumstances affecting the London interbank Eurodollar market, then the Borrower shall pay to such Lender promptly upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender may determine in its sole discretion) as may be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder.

Each determination and calculation made by a Lender under this Section 4.1 shall, absent manifest error, be binding and conclusive on the parties hereto. Any conversions of Eurodollar Advances made pursuant to this Section 4.1 shall subject the Borrower to the payments required by Section 4.3. This Section shall survive termination of this Agreement and the other Credit Documents and payment of the Advances and all other amounts payable hereunder.

SECTION 4.2. Capital Adequacy.

If any Lender has determined that the adoption or effectiveness, after the date hereof, of any applicable law, rule or regulation regarding capital adequacy, or any change therein (after the date hereof), or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or its parent corporation) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s (or parent corporation’s) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender (or its parent corporation) could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s (or parent corporation’s) policies with respect to capital adequacy), then, upon notice from such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Each determination by any such Lender of amounts owing under this Section 4.2 shall, absent manifest error, be conclusive and binding on the parties hereto. This Section shall survive termination of this Agreement and the other Credit Documents and payment of the Advances and all other amounts payable hereunder.

SECTION 4.3. Compensation.

The Borrower promises to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (i) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Advances after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by the Borrower in making any prepayment of a Eurodollar Advance after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (iii) the making of a prepayment of Eurodollar Advances on a day that is not the last day of an Interest Period with respect thereto and (iv) the payment, continuation or conversion of a Eurodollar Advance on a day that is not the last day of the Interest Period applicable thereto or the failure to repay a Eurodollar Advance when required by the terms of this Agreement. Such indemnification may include an amount equal to (A) an amount of interest calculated at the Eurodollar Rate that would have accrued on the amount in question, for the period from the date of such prepayment or of such failure to borrow, convert, continue or repay to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Advances provided for herein minus (B) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market. The agreements in this Section shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder.

SECTION 4.4. Taxes.

(a) Except as provided below in this Section 4.4, all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court or governmental body, agency or other official, excluding taxes measured by or imposed upon the net income of any Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the capital or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes (i) by the jurisdiction under the laws of which such Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof or (ii) by reason of any connection between the jurisdiction imposing such tax and such Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Agreement. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to an Agent or any Lender hereunder, (A) the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and any promissory notes issued pursuant to Section 3.10, provided, however, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of subsection (b) whenever any Non-Excluded Taxes are payable by the Borrower, and (B) as promptly as possible after requested, the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and any Lender for any incremental Non-Excluded Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this Section 4.4 shall survive the termination of this Agreement and the payment of the Borrowings and all other amounts payable hereunder.

(b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

(i) (A) on or before the date of any payment by the Borrower under this Agreement to such Lender, deliver to the Borrower and the Agent (x) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (y) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax;

(B) deliver to the Borrower and the Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(C) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Agent; or

(ii) in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (A) represent to the Borrower (for the benefit of the Borrower and the Agent) that it is not a bank within the meaning of Section 88l(c)(3)(A) of the Internal Revenue Code, (B) agree to furnish to the Borrower, on or before the date of any payment by the Borrower, with a copy to the Agent, two accurate and complete original signed copies of Internal Revenue Service Form W-8, or successor applicable form certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Internal Revenue Code with respect to payments to be made under this Agreement (and to deliver to the Borrower and the Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Agent for filing and completing such forms), and (C) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement.

Notwithstanding the above, if any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or that would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent, then such Lender shall be exempt from such requirements. Each Person that shall become a Lender or a participant of a Lender pursuant to Section 11.3 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection (b); provided that in the case of a participant of a Lender, the obligations of such participant of a Lender pursuant to this subsection (b) shall be determined as if the participant of a Lender were a

Lender except that such participant of a Lender shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

SECTION 4.5. Replacement of Lenders.

The Agent and each Lender shall use reasonable efforts to avoid or mitigate any increased cost or suspension of the availability of an interest rate under Sections 4.1 through 4.4 above to the greatest extent practicable (including transferring the Advances to another lending office of Affiliate of a Lender) unless, in the opinion of the Agent or such Lender, such efforts would be likely to have an adverse effect upon it. In the event a Lender makes a request to the Borrower for additional payments in accordance with Section 4.1, 4.2 or 4.4, then, provided that no Default or Event of Default has occurred and is continuing at such time, the Borrower may, at its own expense (such expense to include any transfer fee payable to the Agent under Section 11.3(b) and any expense pursuant to Section 4) and in its sole discretion, require such Lender to transfer and assign in whole (but not in part), without recourse (in accordance with and subject to the terms and conditions of Section 11.3(b)), all of its interests, rights and obligations under this Agreement to an Eligible Assignee, which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (ii) the Borrower or such assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Advances hereunder held by such assigning Lender and all other amounts owed to such assigning Lender hereunder, including amounts owed pursuant to Sections 4.1 through 4.4.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.1. Conditions to the Initial Advances.

The obligations of the Lenders to make the initial Advances are subject to satisfaction (or waiver) of the following conditions on or before the date of such Advances:

(a) Executed Credit Documents. The Agent shall have received (i) counterparts of this Agreement, duly executed by the Agent, the Borrower and the Lenders and (ii) a promissory note payable to each Lender that has requested one pursuant to Section 3.10(d), duly executed by the Borrower.

(b) Termination of Letter Agreement. The Agent shall have received evidence satisfactory to the Agent that the Letter Agreement, dated as of December 12, 2003, among the Borrower and Bank One, NA, has been terminated and all obligations of the Borrower thereunder have been paid in full.

(c) Corporate Documents. The Agent shall have received the following, in form and substance satisfactory to the Agent, each dated the same date, except as provided otherwise below:

(i) Charter Documents. Copies of the articles of incorporation or other charter documents of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of the Borrower to be true and correct as of such date.

(ii) Bylaws. A copy of the bylaws of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of such date.

(iii) Resolutions. Copies of resolutions of the Board of Directors of the Borrower approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of the Borrower to be true and correct and in force and effect as of such date.

(iv) Good Standing. Copies of (A) certificates of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure so to qualify and be in good standing would have a Material Adverse Effect and (B) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to pay such franchise taxes would have a Material Adverse Effect, in each case, dated no earlier than 10 days before such date.

(v) Incumbency. An incumbency certificate of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of such date.

(vi) Officer’s Certificates. The Agent shall have received a certificate or certificates executed by the treasurer or assistant treasurer of the Borrower as of such date stating that (i) the Borrower is in compliance with all existing material financial obligations, (ii) no action, suit, investigation or proceeding is pending or, to his knowledge, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Borrower or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding would have or would be reasonably expected to have a Material Adverse Effect and (iii) immediately after giving effect to this Agreement, the other Credit Documents and all the transactions contemplated therein to occur on such date, (A) no Default or Event of Default shall have occurred and be continuing, (B) all representations and warranties contained herein and in the other Credit Documents, are true and correct in all material respects on and as of the date made, (C) the Borrower is in compliance with the financial covenant set forth in Section 7.2 and (D) the Borrower is Solvent.

(d) Opinion of Counsel. The Agent shall have received an opinion, or opinions, from legal counsel to the Borrower addressed to the Agent and the Lenders and dated as of the date hereof, in each case satisfactory in form and substance to the Agent.

(e) Financial Statements. The Lenders and the Agent shall have received the audited financial statements of the Borrower and its consolidated subsidiaries, for the fiscal year ended December 31, 2003, including balance sheets and income and cash flow statements, audited by independent public accountants of recognized standing and prepared in accordance with GAAP, as well as the Borrower’s Report on Form 10-Q filed with the Securities Exchange Commission for the quarter ended June 30, 2004.

(f) Fees and Expenses. The Borrower shall have paid all fees and expenses owed by it to the Lenders, the Agent, including, without limitation, payment to the Agent of the fees set forth in the Fee Letter.

(g) Litigation. Except as disclosed in the Borrower’s Annual Report on its Form 10-K for the year ended December 31, 2003 and in subsequent filings under the Exchange Act made prior to the date of this Agreement, there shall not exist any action, suit or investigation, nor shall any action, suit or investigation be pending or threatened before any arbitrator or Governmental Authority that materially adversely affects the Borrower or any transaction contemplated hereby or the ability of the Borrower to perform its obligations under the Credit Documents.

(h) Material Adverse Effect. No event or condition shall have occurred since the date of the financial statements delivered pursuant to Section 5.1(e) above that has had or would be likely to have a Material Adverse Effect.

(i) Patriot Act. The Agent shall have received all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

(j) Other. The Agent and the Lenders shall have received such other documents, instruments, agreements or information as reasonably requested by the Agent.

SECTION 5.2. Conditions to Each Advance.

In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make any new Advance unless:

(a) Request. The Borrower shall have timely delivered, in the case of any new Borrowing, a duly executed and completed Notice of Borrowing or Request for Issuance, as applicable, in conformance with all the terms and conditions of this Agreement.

(b) Representations and Warranties. The representations and warranties made by the Borrower herein (other than, if the proceeds of such Advance shall be used to repay commercial paper, the representation and warranty contained in Section 6.7, to the extent that such representation and warranty includes a Material Adverse Effect of the type described in clause (i) of the definition thereof) are true and correct in all material respects at and as if made as of the date of the making of the Advance.

(c) No Default. No Default or Event of Default shall have occurred and be continuing either prior to or after giving effect thereto.

(d) Availability. Immediately after giving effect to such Advance (and the application of the proceeds thereof), the sum of the Outstanding Borrowings shall not exceed the aggregate Commitments.

The delivery of each Notice of Borrowing or Request for Issuance, as applicable, shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c) and (d) above.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to each Lender that:

SECTION 6.1. Organization and Good Standing.

The Borrower (i) is a corporation duly incorporated, validly existing and in active status under the laws of the State of Wisconsin, (ii) is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure so to qualify would have a Material Adverse Effect and (iii) has the requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

SECTION 6.2. Due Authorization.

The Borrower (i) has the requisite corporate power and authority to execute, deliver and perform this Agreement and the other Credit Documents and to incur the obligations herein and therein provided for and (ii) is duly authorized to, and has been authorized by all necessary corporate action to, execute, deliver and perform this Agreement and the other Credit Documents.

SECTION 6.3. No Conflicts.

Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by the Borrower will (i) violate or conflict with any provision of its organizational documents or bylaws, (ii) violate, contravene or materially conflict with any law (including without limitation, the Public Utility Holding Company Act of 1935, as amended), regulation (including without limitation, Regulation U, Regulation X and any regulation promulgated by the Federal Energy Regulatory Commission), order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could have a Material Adverse Effect or (iv) result in or require the creation of any Lien upon or with respect to its properties.

SECTION 6.4. Consents.

No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority (including, without limitation, the Public Service Commission of Wisconsin pursuant to Chapter 201 of the Wisconsin Statutes) or third party is required in connection with the execution, delivery or performance of this Agreement or any of the other Credit Documents that has not been obtained. Until the Borrower has obtained a Long-Term PSCW Approval, all outstanding Advances, together with all other short term debt securities of the Borrower, do not exceed either (i) the amount authorized by the PSCW Approval or (ii) the Borrowing Limit, whichever is applicable.

SECTION 6.5. Enforceable Obligations.

This Credit Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

SECTION 6.6. Financial Condition.

(a) The financial statements delivered to the Lenders pursuant to Section 5.1(e) and pursuant to Sections 7.1(a) and (b): (i) have been prepared in accordance with GAAP (subject to the provisions of Section 1.3); and (ii) present fairly the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such periods.

(b) Since December 31, 2003, there has been no sale, transfer or other disposition by the Borrower of any material part of the business or property of the Borrower, and no purchase or other acquisition by the Borrower of any business or property (including any capital stock of any other Person) material in relation to the financial condition of the Borrower, in each case, that, is not (i) reflected in the most recent financial statements delivered to the Lenders pursuant to Section 7.1 or in the notes thereto or (ii) otherwise permitted by the terms of this Agreement and communicated to the Agent.

SECTION 6.7. No Material Change.

Since December 31, 2003, there has been no development or event relating to or affecting the Borrower that has had or would be reasonably expected to have a Material Adverse Effect.

SECTION 6.8. No Default.

The Borrower is not in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound, which default would have or would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default presently exists and is continuing.

SECTION 6.9. Indebtedness.

As of December 31, 2003, the Borrower had no Indebtedness except as disclosed in the financial statements described in Section 5.1(e).

SECTION 6.10. Litigation.

There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened that materially adversely affect the Borrower or any transaction contemplated hereby or the ability of the Borrower to perform its obligations under the Credit Documents.

SECTION 6.11. Taxes.

The Borrower has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes that are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. As of the date of this Agreement, the Borrower is not aware of any proposed tax assessments against it that have had or would be reasonably expected to have a Material Adverse Effect.

SECTION 6.12. Compliance with Law.

The Borrower is in compliance with all material laws, rules, regulations, orders and decrees applicable to it or to its properties.

SECTION 6.13. ERISA.

Except as would not result or be reasonably expected to result in a Material Adverse Effect:

(a) During the five-year period prior to the date on which this representation is made or deemed made (i) no Termination Event has occurred, and, to the best knowledge of the Borrower, no event or condition has occurred or exists as a result of which any Termination Event would be reasonably expected to occur, with respect to any Plan, (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan, (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws, and (iv) no Lien in favor or the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b) No liability has been or is reasonably expected by the Borrower to be incurred under Sections 4062, 4063 or 4064 of ERISA with respect to any Single Employer Plan by the Borrower or any of its Subsidiaries.

(c) The actuarial present value of all “benefit liabilities” under each Single Employer Plan (determined within the meaning of Section 401(a)(2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of such Plan allocable to such accrued liabilities, except as disclosed in the Borrower’s financial statements.

(d) Neither the Borrower nor any ERISA Affiliate has incurred, or, to the best knowledge of the Borrower, is reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Borrower, reasonably expected to be in reorganization, insolvent, or terminated.

(e) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan, which has subjected or would be reasonably likely to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(1) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(f) The present value (determined using actuarial and other assumptions that are reasonable with respect to the benefits provided and the employees participating) of the liability of the Borrower and each ERISA Affiliate for post-retirement welfare benefits to be provided to their current and former employees under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA), net of all assets under all such Plans allocable to such benefits, are reflected on the financial statements referenced in Section 7.1 in accordance with FASB 106.

(g) Each Plan that is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

SECTION 6.14. Use of Proceeds; Margin Stock.

The proceeds of the Borrowings hereunder will be used solely for the purposes specified in Section 7.9. None of such proceeds will be used (i) in violation of Regulation U or Regulation X (A) for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U or Regulation X or (B) for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry “margin stock” or (ii) for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person has approved such acquisition.

SECTION 6.15. Government Regulation.

The Borrower is a subsidiary of an exempt holding company under Section 3(a)(l) of the Public Utility Holding Company Act of 1935 (as amended, the “Utility Act”), and accordingly is exempt from the provisions of the Utility Act other than with respect to certain acquisitions of securities of a public utility. The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.

SECTION 6.16. Solvency.

The Borrower is and, after the consummation of the transactions contemplated by this Agreement, will be Solvent.

SECTION 6.17. Disclosure.

Neither this Agreement nor any financial statements delivered to the Lenders nor any other document, certificate or statement furnished to the Lenders by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, taken as a whole, not misleading.

SECTION 6.18. Environmental Matters.

Except as would not result or be reasonably expected to result in a Material Adverse Effect: (i) each of the properties of the Borrower (the “Properties”) and all operations at the Properties are in compliance with all applicable Environmental Laws, (ii) there is no violation of any Environmental Law with respect to the Properties or the businesses operated by the Borrower (the “Businesses”), and (iii) there are no conditions relating to the Businesses or Properties that would reasonably be expected to give rise to a liability under any applicable Environmental Laws.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Agreement is in effect and until all Advances and other amounts payable by the Borrower hereunder have been paid in full and the Commitments hereunder shall have terminated:

SECTION 7.1. Information Covenants.

The Borrower will furnish, or cause to be furnished, to the Agent and, via the Agent, each Lender:

(a) Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each fiscal year of the Borrower, a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal year, together with a common stock equity statement that includes retained earnings and a consolidated statement of cash flows for such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect. The Lenders agree that delivery of the Borrower’s Form 10-K will meet the financial information requirements of this subsection (a).

(b) Quarterly Financial Statements. As soon as available, and in any event within 60 days after the close of each fiscal quarter of the Borrower (other than the fourth fiscal quarter, in which case 120 days after the end thereof) a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal quarter, together with a related consolidated statement of cash flows for such fiscal quarter in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Agent, and accompanied by the review letter required to be filed with the Borrower’s quarterly reports on Form 10-Q pursuant to Section 10-01(d) of Regulation S-X, if any, and a certificate of the treasurer or assistant treasurer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments. The Lenders agree that the delivery of the Borrower’s Form 10-Q will meet the financial information requirements of this subsection (b).

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above (and within 60 days after the end of the fourth fiscal quarter of the Borrower), a certificate of the treasurer or assistant treasurer of the Borrower, substantially in the form of Exhibit C, (i) demonstrating compliance with the financial covenant contained in Section 7.2 by calculation thereof as of the end of each such fiscal period, (ii) stating that no Default or Event of Default has occurred and is continuing, or if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (iii) confirming the then existing commercial paper ratings of the Borrower.

(d) Reports. Promptly upon transmission or receipt thereof, copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as the Borrower shall send to its shareholders.

(e) Notices. Upon the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Agent and, via the Agent, each Lender immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, (ii) the occurrence of any of the following with respect to the Borrower: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against the Borrower the claim of which is in excess of $50,000,000 or that, if adversely determined, would have or be reasonably likely to have a Material Adverse Effect or (B) the institution of any proceedings against the Borrower with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, the violation of which would likely have a Material Adverse Effect, and (iii) any change in the Borrower’s long-term senior unsecured debt rating, as determined by S&P and Moody’s, that would result in a change in the Applicable Rating Level.

(f) ERISA. Upon the Borrower or any ERISA Affiliate obtaining knowledge thereof, the Borrower will give written notice to the Agent and each of the Lenders promptly (and in any event within five Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or would be reasonably expected to lead to, a Termination Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of their ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts that the Borrower or any of its Subsidiaries or ERISA Affiliates is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that would be reasonably expected to have a Material Adverse Effect; together with a description of any such event or condition or a copy of any such notice and a statement by an officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower with respect thereto. Promptly upon request, the Borrower shall furnish the Agent and each of the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan-year” (within the meaning of Section 3(39) of ERISA).

(g) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower as the Agent or the Required Lenders may reasonably request.

SECTION 7.2. Total Funded Debt to Capitalization.

The ratio of (i) Total Funded Debt to (ii) Capitalization shall at all times be less than or equal to .65 to 1.0. In making the preceding calculation, the following shall be excluded: (A) Indebtedness incurred by the Borrower or any Subsidiary in connection with the issuance of Environmental Trust Bonds and (B) variable interest entities whose financial statements are consolidated with those of the Borrower and its Subsidiaries solely because of Financial Accounting Standards Board Interpretation 46R, Consolidation of Variable Interest Entities (revised December 2003).

SECTION 7.3. Preservation of Existence and Franchises.

The Borrower will do all things necessary to preserve and keep in full force and effect its existence, and material rights, franchises and authority.

SECTION 7.4. Books and Records.

Subject to Section 1.3, the Borrower will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

SECTION 7.5. Compliance with Law.

The Borrower will comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property, if the failure to comply would have or be reasonably expected to have a Material Adverse Effect.

SECTION 7.6. Payment of Taxes and Other Indebtedness.

The Borrower will pay, settle or discharge (i) all material taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (ii) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (iii) all of its other Indebtedness as it shall become due (to the extent such repayment is not otherwise prohibited by this Agreement); provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness that is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (A) would give rise to an immediate right to foreclose or collect on a Lien securing such amounts or (B) would have or reasonably be expected to have a Material Adverse Effect.

SECTION 7.7. Insurance.

The Borrower will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

SECTION 7.8. Performance of Obligations.

The Borrower will perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound and that pertain to Indebtedness in excess of $50,000,000.

SECTION 7.9. Use of Proceeds.

The proceeds of the Borrowings may be used solely for general corporate purposes; provided that proceeds of the Borrowings may not be used to acquire another Person unless the board of directors (or other comparable body) or shareholders, as appropriate, of such Person has approved such acquisition.

SECTION 7.10. Audits/Inspections.

Upon reasonable notice and during normal business hours, the Borrower will permit representatives appointed by the Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Borrower’s property, including its books and records, its accounts receivable and inventory, the Borrower’s facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of the Borrower.

ARTICLE VIII

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Agreement is in effect and until all Advances and other amounts payable by the Borrower hereunder have been paid in full and the Commitments shall have terminated:

SECTION 8.1. Nature of Business.

The Borrower will not alter in any material respect the character of its business from that conducted as of the date of this Agreement; provided that the foregoing shall not prevent the disposition of assets, business or operations permitted by Section 8.3 below so long as the Borrower shall have complied with all other terms and conditions of this Agreement.

SECTION 8.2. Consolidation and Merger.

The Borrower will not enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that a Person may be merged or consolidated with or into the Borrower; so long as (i) the Borrower shall be the continuing or surviving corporation and (ii) immediately before and after such merger or consolidation there does not exist a Default or an Event of Default.

SECTION 8.3. Sale or Lease of Assets.

Within any twelve month period, the Borrower will not, and will not permit its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of assets, business or operations with a fair market value in excess of twenty-five percent of Total Assets, as calculated as of the end of the most recent fiscal quarter; provided that any sale of “environmental control property” (as defined in Section 196.027(1)(h) of the Wisconsin Statutes) in connection with the issuance of Environmental Trust Bonds shall be excluded from the calculation of the foregoing covenant.

SECTION 8.4. Arm’s-Length Transactions.

The Borrower will not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer or director other than on terms and conditions substantially as favorable to the Borrower as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer or director.

SECTION 8.5. Fiscal Year.

The Borrower will not change its fiscal year (i) without prior written notification to the Lenders and (ii) if such change would materially affect the Lenders’ ability to read and interpret the financial statements delivered pursuant to Section 7.1 or calculate the financial covenant in Section 7.2.

SECTION 8.6. Liens.

The Borrower will not contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

ARTICLE IX

EVENTS OF DEFAULT

SECTION 9.1. Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. The Borrower shall (i) default in the payment when due of any principal of any of the Advances or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Advances or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

(b) Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

(c) Covenants. The Borrower shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Section 7.2, 8.2, 8.3 or 8.6; or

(ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.1, 7.3, 7.4, 7.5, 7.10, 8.1, 8.4 or 8.5 and such default shall continue unremedied for a period of five Business Days after the earlier of the Borrower becoming aware of such default or notice thereof given by the Agent; or

(iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsection (a), (b), (c)(i) or (c)(ii)) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of the Borrower becoming aware of such default or notice thereof given by the Agent.

(d) Credit Documents. Any Credit Document shall fail to be in full force and effect or the Borrower shall so assert or any Credit Document shall fail to give the Agent and/or the Lenders the rights, powers and privileges purported to be created thereby.

(e) Bankruptcy, etc. The occurrence of any of the following with respect to the Borrower: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or for any substantial part of its property or ordering the winding up or liquidation of its affairs; (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Borrower and such petition remains unstayed and in effect for a period of 60 consecutive days; (iii) the Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

(f) Defaults Under Other Agreements.

(i) The Borrower shall default in the due performance or observance (beyond the applicable grace period with respect thereto) of any material obligation or condition of any contract or lease to which it is a party, if such default constitutes or would reasonably be expected to constitute a Material Adverse Effect.

(ii) With respect to any Indebtedness in excess of $50,000,000 (other than Indebtedness outstanding under this Agreement) of the Borrower (i) the Borrower shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default (after giving effect to any applicable grace period) in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder of the holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (iii) any such Indebtedness shall mature and remain unpaid.

(g) Judgments. One or more judgments, orders, or decrees shall be entered against the Borrower involving a liability of $50,000,000 or more, in the aggregate (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage), and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien or (ii) 60 days; provided that if such judgment, order or decree provides for periodic payments over time then the Borrower shall have a grace period of 30 days with respect to each such periodic payment.

(h) ERISA. The occurrence of any of the following events or conditions if any of the same would be reasonably expected to have a Material Adverse Effect: (A) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Borrower or any ERISA Affiliate in favor of the PBGC or a Plan; (B) a Termination Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (C) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) the Borrower or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (D) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur that would be reasonably expected to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(1) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(i) Change of Control. The occurrence of any Change of Control.

SECTION 9.2. Acceleration; Remedies.

Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Required Lenders (or the Lenders as may be required hereunder) the Agent may, and shall, upon the request and direction of the Required Lenders, by written notice to the Borrower take any of the following actions without prejudice to the rights of the Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

(a) Termination of the Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b) Acceleration of Advances. Declare the unpaid amount of all Advances and all other amounts payable by the Borrower hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(c) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights of set-off.

(d) Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, then the Commitments shall automatically terminate and all Advances, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders and the Agent hereunder shall immediately become due and payable without the giving of any notice or other action by the Agent or the Lenders.

(e) Notwithstanding the fact that enforcement powers reside primarily with the Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

SECTION 9.3. Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Agreement, after the occurrence of an Event of Default, all amounts collected or received by the Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Agent or any of the Lenders in connection with enforcing the rights of the Lenders under the Credit Documents, pro rata as set forth below;

SECOND, to payment of any fees owed to the Agent or any Lender, pro rata as set forth below;

THIRD, to the payment of all accrued interest payable to the Lenders hereunder, pro rata as set forth below;

FOURTH, to the payment of the Advances, pro rata as set forth below;

FIFTH, to all other obligations that shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “THIRD” above; and

SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances of amounts available to be applied.

ARTICLE X

AGENCY PROVISIONS

SECTION 10.1. Appointment.

Each Lender hereby designates and appoints JPMorgan Chase as agent of such Lender to act as specified herein and the other Credit Documents, and each such Lender hereby authorizes the Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Credit Documents, or shall otherwise exist against the Agent. The provisions of this Section are solely for the benefit of the Agent, the Lenders and the Borrower shall not have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Agreement and the other Credit Documents, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower.

SECTION 10.2. Delegation of Duties.

The Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 10.3. Exculpatory Provisions.

Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower contained herein or in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Lenders or by or on behalf of the Borrower to the Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Advances or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower. The Agent is not a trustee for the Lenders and owes no fiduciary duty to the Lenders.

SECTION 10.4. Reliance on Communications.

The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower, independent accountants and other experts selected by the Agent with reasonable care). The Agent may deem and treat the Lenders as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent in accordance with Section 11.3(b). The Agent shall be fully justified in failing or refusing to take any action under this Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 11.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

SECTION 10.5. Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.

SECTION 10.6. Non-Reliance on Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent or any affiliate thereof hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and made its own decision to make its Advances hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower that may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 10.7. Indemnification.

Each Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to its Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including without limitation at any time following the payment in full of the Advances and the other obligations of the Borrower hereunder) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 10.7 shall survive the payment of the Advances and all other amounts payable hereunder.

SECTION 10.8. Agent in Its Individual Capacity.

The Agent in its individual capacity and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not Agent hereunder. With respect to the Advances made and all obligations of the Borrower owing to the Agent, the Agent in its individual capacity shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though they were not Agent, and the terms “Lender” and “Lenders” shall include JPMorgan Chase in its individual capacity.

SECTION 10.9. Successor Agent.

The Agent may, and at the request of the Required Lenders shall, resign as the Agent upon 30 days notice to the Lenders. If the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower so long as no Event of Default has occurred and is continuing. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent, and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 10 and Section 11.5 shall inure to its benefit as to any actions taken or omitted to be taken, by it while it was the Agent under this Agreement. If no successor agent has accepted appointment as the Agent by the date that is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. Notices.

Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device), (iii) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule II, or at such other address as such party may specify by written notice to the other parties hereto.

SECTION 11.2. Right of Set-Off.

In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder or under the other Credit Documents or otherwise, irrespective of whether the Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that any Person purchasing a participation in the Advances and the Commitments hereunder pursuant to Section 11.3(c) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

SECTION 11.3. Benefit of Agreement.

(a) Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided the Borrower may not assign and transfer any of its interests without the prior written consent of the Lenders and the Agent; and provided, further, that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth below in this Section 11.3.

(b) Assignments. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Advances and its Commitment); provided, however, that:

(i) each such assignment shall be to an Eligible Assignee;

(ii) except in the case of an assignment to another Lender, an Approved Fund of any Lender or an Affiliate of any Lender, or an assignment of all of a Lender’s rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $5,000,000 (or, if less, the remaining amount of the Commitment being assigned by such Lender) and an integral multiple of $1,000,000 in excess thereof;

(iii) each such assignment by a Lender shall be of a constant and not varying, percentage of all of its rights and obligations under this Agreement; and

(iv) the parties to such assignment shall execute and deliver to the Agent for its acceptance an Assignment Agreement together with a processing fee (other than in connection with any assignment to a Lender, an Approved Fund of any Lender or an Affiliate of such Lender) from the assignor of $3,500.

Upon execution, delivery, and acceptance of such Assignment Agreement, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Credit Agreement. Upon the consummation of any assignment pursuant to this subsection (b), the assignor, the Agent and the Borrower shall make appropriate arrangements so that, if required, new promissory notes evidencing Advances are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of taxes in accordance with Section 4.4.

By executing and delivering an Assignment Agreement in accordance with this subsection (b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender represents and warrants that it is legally authorized to enter into such Assignment Agreement and it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim created by such assigning Lender and the assignee warrants that it is an Eligible Assignee; (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (C) such assignee represents and warrants that it is legally authorized to enter into such Assignment Agreement; (D) such assignee confirms that it has received a copy of this Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (E) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Credit Documents; (F) such assignee appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under this Agreement or any other Credit Document as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement and the other Credit Documents are required to be performed by it as a Lender.

(c) Register. The Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance. Upon its receipt of an Assignment Agreement executed by the parties thereto, together with and payment of the processing fee, the Agent shall (i) accept such Assignment Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

(e) Participations. Each Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under the Credit Documents (including all or a portion of its Commitment and its Advances); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Sections 4.1 through 4.4, inclusive, and the right of set-off contained in Section 11.2, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Advances and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Advances, extending any principal payment date or date fixed for the payment of interest on such Advances, or extending its Commitment).

(f) Nonrestricted Assignments. Notwithstanding any other provision set forth in this Agreement:

(i) any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under the Credit Documents to any Federal Reserve Bank as security. No such assignment shall release the assigning Lender from its obligations hereunder;

(ii) any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any such SPC to make any Advance, (ii) if such SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof and (iii) no SPC or Granting Lender shall be entitled to receive any greater amount pursuant to Section 4.1(c) or 4.4 than the Granting Lender would have been entitled to receive had the Granting Lender not otherwise granted such SPC the option to provide any Advance to the Borrower. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would otherwise be liable so long as, and to the extent that, the related Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against or join any other person in instituting against such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. Notwithstanding the foregoing, the Granting Lender unconditionally agrees to indemnify the Borrower, the Agent and each Lender against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be incurred by or asserted against the Borrower, the Agent or such Lender, as the case may be, in any way relating to or arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its SPC. Each party hereto hereby acknowledges and agrees that no SPC shall have the rights of a Lender hereunder, such rights being retained by the applicable Granting Lender. Accordingly, and without limiting the foregoing, each party hereby further acknowledges and agrees that no SPC shall have any voting rights hereunder and that the voting rights attributable to any Advance made by an SPC shall be exercised only by the relevant Granting Lender and that each Granting Lender shall serve as the administrative agent and attorney-in-fact for its SPC and shall on behalf of its SPC receive any and all payments made for the benefit of such SPC and take all actions hereunder to the extent, if any, such SPC shall have any rights hereunder. In addition, notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without the prior written consent of any other party hereto, assign all or a portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advance is being funded by an SPC at the time of such amendment; and

(iii) any Lender at any time may assign all or any portion of its rights and obligations under this Agreement to any Affiliate or Approved Fund of such Lender, provided such assignment does not result in the incurrence of any increased payment obligations by any Borrower under Section 4.2 or 4.4. Upon execution, delivery, and acceptance of such Assignment Agreement, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of taxes in accordance with Section 4.4.

(g) Information. Any Lender may furnish any information concerning the Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) or to any party that such Lender has engaged or proposes to engage in any swap, securitization or derivative transaction involving any of such Lender’s rights or obligations hereunder.

SECTION 11.4. No Waiver; Remedies Cumulative.

No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Agent or any Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies that the Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand.

SECTION 11.5. Payment of Expenses, etc.

The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses of the Agent in connection with (A) the negotiation, preparation, execution and delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, legal fees of the Agent) and (B) any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Agreement; (ii) pay all reasonable out-of-pocket costs and expenses of the Agent and the Lenders in connection with (A) enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Agent and each of the Lenders) and (B) any bankruptcy or insolvency proceeding of the Borrower; and (iii) indemnify the Agent and each Lender, its affiliates, officers, directors, employees, advisors and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Agent or any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Advance hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified). Such expenses shall be reimbursed by the Borrower upon presentation of a statement of account.

SECTION 11.6. Amendments, Waivers and Consents.

Neither this Agreement, nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the Borrower; provided that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Lenders and the Borrower, affect the rights or duties of the Agent under this Agreement or any other Credit Document, and provided further, that no such amendment, change, waiver, discharge or termination shall without the consent of each Lender affected thereby:

(a) extend the Maturity Date, or postpone or extend the time for any payment or prepayment of principal, except as provided in Section 2.7;

(b) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees or other amounts payable hereunder;

(c) reduce or waive the principal amount of any Advance;

(d) increase or extend the Commitment (it being understood and agreed that a waiver of any Default or Event of Default shall not constitute a change in the terms of any Commitment of any Lender);

(e) release the Borrower from its obligations under the Credit Documents;

(f) amend, modify or waive any provision of this Section 11.6 or Section 3.6, 3.8, 4.1, 4.2, 4.3, 4.4, 9.1(a), 11.2, 11.3 or 11.5;

(g) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders; or

(h) consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Credit Documents.

Notwithstanding the foregoing, this Agreement may be amended and restated without the consent of any Lender or the Agent if, upon giving effect to such amendment and restatement, such Lender or the Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder and shall have been paid in full all amounts payable hereunder to such Lender or the Agent, as the case may be. No provision of Section 10 may be amended or modified without the consent of the Agent.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Advances, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein.

SECTION 11.7. Counterparts/Telecopy.

This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts by telecopy shall be as effective as an original and shall constitute a representation that an original will be delivered.

SECTION 11.8. Headings.

The headings of the Sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

SECTION 11.9. Defaulting Lender.

Each Lender understands and agrees that if such Lender is a Defaulting Lender then it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders; provided, however, that all other benefits and obligations under the Credit Documents shall apply to such Defaulting Lender.

SECTION 11.10. Disclosure.

Notwithstanding anything herein to the contrary, the Agent and each Lender (and each officer, director, employee, agent and advisor of each such Person) may disclose to any and all other Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such “tax treatment” and “tax structure”. For the avoidance of doubt, no disclosure to any Person is permitted to the extent such exposure does not relate to such “tax treatment” or “tax structure”. The foregoing is intended to comply with the presumption set forth in Treasury Regulation Section 1.6011-4(b)(3)(iii) and should be interpreted in a manner consistent with such regulation.

SECTION 11.11. Survival of Indemnification and Representations and Warranties.

All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of Advances and the repayment of the Borrowings and other obligations and the termination of the Commitments hereunder.

SECTION 11.12. Governing Law; Venue.

(a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York, or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, all parties hereto hereby irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of such courts. All parties hereto further irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each at the address for notices pursuant to Section 11.1, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Borrower in any other jurisdiction.

(b) All parties hereto hereby irrevocably waive any objection that each may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in subsection (i) hereof and hereby further irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 11.13. Waiver of Jury Trial; Waiver of Consequential Damages.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR

COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE BORROWER AGREES NOT TO ASSERT ANY CLAIM AGAINST THE AGENT, ANY LENDER, ANY OF THEIR SUBSIDIARIES, AFFILIATES, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

SECTION 11.14. Time.

All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as the case may be, unless specified otherwise.

SECTION 11.15. Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

SECTION 11.16. Assurances.

The Borrower agrees, upon the request of the Agent, to promptly take such actions, as reasonably requested, as are necessary to carry out the intent of this Agreement and the other Credit Documents.

SECTION 11.17. Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

WISCONSIN ELECTRIC POWER COMPANY, as Borrower

By	/s/ JEFFREY P. WEST
Name:	Jeffrey P. West
Title:	Treasurer

Signature Page to the Wisconsin Electric Power Company Credit Agreement

JPMORGAN CHASE BANK, as Administrative Agent and as a Lender

By	/s/ MICHAEL J. DEFORGE
Name:	Michael J. DeForge
Title:	Vice President

Signature Page to the Wisconsin Electric Power Company Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By	/s/ SANDRA J. HARTAY
Name:	Sandra J. Hartay
Title:	Vice President

Signature Page to the Wisconsin Electric Power Company Credit Agreement

BANK HAPOALIM B.M., as a Lender

By	/s/ JAMES P. SURLESS
Name:	James P. Surless
Title:	Vice President

By	/s/ LENROY HACKETT
Name:	Lenroy Hackett
Title:	First Vice President

Signature Page to the Wisconsin Electric Power Company Credit Agreement

BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH, as a Lender

By	/s/ SHINICHIRO MUNECHIKA
Name:	Shinichiro Munechika
Title:	Deputy General Manager

Signature Page to the Wisconsin Electric Power Company Credit Agreement

BARCLAYS BANK PLC, as a Lender

By	/s/ SYDNEY G. DENNIS
Name:	Sydney G. Dennis
Title:	Director

Signature Page to the Wisconsin Electric Power Company Credit Agreement

BNP PARIBAS, as a Lender

By	/s/ MARK A. RENAUD
Name:	Mark A. Renaud
Title:	Managing Director

By	/s/ FRANCIS J. DELANEY
Name:	Francis J. DeLaney
Title:	Managing Director

Signature Page to the Wisconsin Electric Power Company Credit Agreement

CITIBANK, N.A., as a Lender

By	/s/ J. NICHOLAS MCKEE
Name:	J. Nicholas McKee
Title:	Managing Director

Signature Page to the Wisconsin Electric Power Company Credit Agreement

KBC BANK, N.V., as a Lender

By	/s/ ERIC RASKIN
Name:	Eric Raskin
Title:	Vice President

By	/s/ ROBERT SNAUFFER
Name:	Robert Snauffer
Title:	First Vice President

Signature Page to the Wisconsin Electric Power Company Credit Agreement

LASALLE NATIONAL BANK, as a Lender

By	/s/ MATTHEW D. RODGERS
Name:	Matthew D. Rodgers
Title:	Assistant Vice President

Signature Page to the Wisconsin Electric Power Company Credit Agreement

M&I MARSHALL & ILSLEY BANK, as a Lender

By	/s/ LEO D. FREEMAN
Name:	Leo D. Freeman
Title:	Vice President

By	/s/ STEPHEN F. GEIMER
Name:	Stephen F. Geimer
Title:	Senior Vice President

Signature Page to the Wisconsin Electric Power Company Credit Agreement

MORGAN STANLEY BANK, as a Lender

By	/s/ DANIEL TWENGE
Name:	Daniel Twenge
Title:	Vice President

Signature Page to the Wisconsin Electric Power Company Credit Agreement

SUNTRUST BANK, as a Lender

By	/s/ SEAN ROCHE
Name:	Sean Roche
Title:	Vice President

Signature Page to the Wisconsin Electric Power Company Credit Agreement

UBS LOAN FINANCE LLC, as a Lender

By	/s/ WINSLOWE OGBOURNE
Name:	Winslowe Ogbourne
Title:	Associate Director Banking Products Services, US

By	/s/ JOSELIN FERNANDES
Name:	Joselin Fernandes
Title:	Associate Director Banking Products Services, US

Signature Page to the Wisconsin Electric Power Company Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ LAWRENCE P. SULLIVAN
Name:	Lawrence P. Sullivan
Title:	Director

Signature Page to the Wisconsin Electric Power Company Credit Agreement

THE BANK OF NEW YORK, as a Bank

By	/s/ CYNTHIA D. HOWELLS
Name:	Cynthia D. Howells
Title:	Vice President

Signature Page to the Wisconsin Electric Power Company Credit Agreement

SCHEDULE I

COMMITMENT PERCENTAGES

Lender	Commitment Percentage	Commitment
JPMorgan Chase Bank	7.5%	9,375,000.00
Citibank, N.A.	7.5%	9,375,000.00
US Bank National Association	7.5%	9,375,000.00
Wachovia Bank, National Association	7.5%	9,375,000.00
Morgan Stanley Bank	7.5%	9,375,000.00
The Bank of Tokyo-Mitsubishi	7.5%	9,375,000.00
UBS Loan Finance LLC	7.5%	9,375,000.00
The Bank of New York	5.9%	7,421,875.00
Barclays Bank PLC	5.9%	7,421,875.00
BNP Paribas	5.9%	7,421,875.00
KBC Bank, N.V.	5.9%	7,421,875.00
LaSalle National Bank	5.9%	7,421,875.00
Marshall & Ilsley Bank	5.9%	7,421,875.00
Sun Trust Bank	5.9%	7,421,875.00
Bank Hapoalim B.M.	5.9%	7,421,875.00

Total	100	$125,000,000

SCHEDULE II

ADDRESSES FOR NOTICES

[The information in this schedule has been omitted as it contains personal contact information.]

EXHIBIT A

Form of Notice of Borrowing

To:	JPMorgan Chase Bank, as Agent

Re:	Credit Agreement, dated as of November 1, 2004 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Wisconsin Electric Power Company (the “Borrower”), the lenders party thereto and JPMorgan Chase Bank, as agent.

DATE:                     , 200

1.	This Notice of Borrowing is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

2.	Please be advised that the Borrower is requesting a Borrowing in the amount of $ to be funded on , at the interest rate option set forth in paragraph 3 below.

3.	The interest rate option applicable to the requested Borrowing shall be equal to:

A.	the Base Rate

B.	the Eurodollar Rate for an Interest Period of:

                     one month

                     two months

                     three months

                     six months

4.	On the date of the requested Borrowing, immediately after giving effect to the funding and the application thereof, the aggregate principal amount of Advances outstanding will be $ , which is less than or equal to the aggregate Commitments.

5.	On and as of the date of the requested Borrowing, immediately after giving effect to the funding and the application thereof, the representations and warranties made by the Borrower in any Credit Document are true and correct in all material respects except to the extent they expressly relate to an earlier date.

6.	No Default or Event of Default has occurred and is continuing or will be caused by giving effect to this Notice of Borrowing.

WISCONSIN ELECTRIC POWER COMPANY

By
Name:
Title:

A-2

EXHIBIT B

Form of Notice of Continuation/Conversion

To:	JPMorgan Chase Bank, as Agent

Re:	Credit Agreement, dated as of November 1, 2004 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Wisconsin Electric Power Company (the “Borrower”), the lenders party thereto and JPMorgan Chase Bank, as agent.

DATE:                        , 200

1.	This Notice of Continuation/Conversion is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

2.	Please be advised that the Borrower is requesting that a portion of the current outstanding Advances, in the amount of $ , be continued or converted at the interest rate option set forth in paragraph 3 below.

3.	The interest rate option applicable to the continuation or conversion of all or part of the existing Advances shall be equal to:

A.	the Base Rate

B.	the Eurodollar Rate for an Interest Period of

             one month

             two months

             three months

             six months

4.	Subsequent to the continuation or conversion of the Advances, as requested herein, the aggregate principal amount of Advances outstanding will be $ , which is less than or equal to the aggregate Commitments.

5.	No Default or Event of Default has occurred and is continuing or would be caused by giving effect to this Notice of Continuation/Conversion.

WISCONSIN ELECTRIC POWER COMPANY

By
Name:
Title:

B-2

EXHIBIT C

Form of Officer’s Certificate

To:	JPMorgan Chase Bank, as Agent

Re:	Credit Agreement, dated as of November 1, 2004 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Wisconsin Electric Power Company (the “Borrower”), the lenders party thereto and JPMorgan Chase Bank, as agent.

DATE:                        , 200

Pursuant to the terms of the Credit Agreement, I,                                                               [Treasurer] [Assistant Treasurer] of Wisconsin Electric Power Company hereby certify that, as of the fiscal quarter ending                         ,         , the statements below are accurate and complete in all respects (all capitalized terms used below shall have the meanings set forth in the Credit Agreement):

C. Attached hereto as Schedule I are (i) calculations (calculated as of the date of the financial statements referred to in paragraph C below) demonstrating compliance by the Borrower with the financial covenant contained in Section 7.2 of the Credit Agreement and (ii) Borrower’s long-term senior unsecured debt ratings as of the date hereof.

D. No Default or Event of Default under the Credit Agreement has occurred and is continuing[, except as indicated Schedule II hereto]1.

E. The financial statements for the fiscal [quarter] [year] ended                     , which accompany this certificate, fairly present in all material respects the financial condition of the Borrower and have been prepared in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments.

WISCONSIN ELECTRIC POWER COMPANY

By
Name:
[Treasurer/Assistant Treasurer]

[1]	Schedule II is to be included only in the event that an Event of Default has occurred and is continuing and must specify (i) the nature and extent of the Event of Default and (ii) what action the Borrower proposes to take with respect thereto.

SCHEDULE I

to EXHIBIT C

Total Funded Debt to Capitalization Ratio

1. Total Funded Debt	$

2. Net Worth	$

3. Capitalization (Line 1 plus Line 2)	$

4. Total Funded Debt to Capitalization Ratio (Line 1 divided by Line 3):	: 1.0

Maximum Permitted Total Funded Debt to Capitalization Ratio:	0.65 : 1.0

Borrower’s long-term senior unsecured debt ratings

1. S&P

2. Moody’s

C-2

EXHIBIT D

Form of Assignment Agreement

ASSIGNMENT AGREEMENT

Reference is made to that certain Credit Agreement, dated as of November 1, 2004 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Wisconsin Electric Power Company (the “Borrower”), the lenders party thereto, and JPMorgan Chase Bank, as agent. Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement.

1. The Assignor hereby sells and assigns to the Assignee, without recourse and without representation and warranty except as expressly set forth herein, and the Assignee hereby purchases and assumes from the Assignor, without recourse and without representation and warranty except as expressly set forth herein, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Commitment Percentage of the Assignor on the Effective Date (as defined below) and the Advances owing to the Assignor in connection with the Assigned Interest that is outstanding on the Effective Date. The purchase of the Assigned Interest shall be at par (unless otherwise agreed to by the Assignor and the Assignee) and periodic payments made with respect to the Assigned Interest that (i) accrued prior to the Effective Date shall be remitted to the Assignor and (ii) accrue from and after the Effective Date shall be remitted to the Assignee.

2. The Assignor (i) represents and warrants to the Assignee that it is the legal and beneficial owner of the Assigned Interest and that the Assigned Interest has not previously been transferred or encumbered and is free and clear of any adverse claim created by the Assignor; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Documents or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the

Credit Agreement are required to be performed by it as a Lender, and (f) attaches any U.S. Internal Revenue Service or other forms required under Section 4.4.

4. Following the execution of this Assignment, it will be delivered to the Agent, together with the transfer fee required pursuant to Section 11.3(b) of the Credit Agreement, for acceptance and recording by the Agent. The effective date for this Assignment (the “Effective Date”) shall be the date of acceptance hereof by the Agent and the Borrower, as applicable, unless otherwise specified herein.

5. Upon the consent of the Borrower and the Agent, as applicable, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement.

6. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

7. This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8. Terms of Assignment

(a) Legal Name of Assignor:	____________________________

(b) Legal Name of Assignee:	____________________________

(c) Effective Date of Assignment:	____________________________

(d) Commitment Percentage Assigned:	____________________________ %

(e) Total Advances outstanding as of Effective Date	$_____________________________

(f) Principal Amount of Advances assigned on Effective Date (the amount set forth in (v) multiplied by the percentage set forth in (iv))	$_____________________________

(g) Commitment	$_____________________________

(h) Principal Amount of Commitment assigned on Effective Date (the amount set forth in (g) multiplied by the percentage set forth in (d)	$_____________________________

D-2

The terms set forth above are hereby agreed to:

, as Assignor

By
Name:
Title:

, as Assignee

By
Name:
Title:

CONSENTED TO (if applicable):

WISCONSIN ELECTRIC POWER COMPANY

By
Name:
Title:

JPMORGAN CHASE BANK, as Agent

By
Name:
Title:

D-3